EXHIBIT 1.2

Pricing Agreement

August 12, 2004

Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
UBS Securities LLC
    c/o Morgan Stanley & Co. Incorporated
    1585 Broadway
    New York, New York 10036

Ladies and Gentlemen:

     Newfield Exploration Company, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 12, 2004 (the “Underwriting Agreement”), to issue and sell to the Underwriters listed on Schedule I hereto (the “Underwriters”) the 5,405,000 Shares specified in Schedule I hereto (the “Designated Shares” consisting of Firm Shares and any Optional Shares the Underwriters may elect to purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as first amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. The Designated Representative designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Shares pursuant to Section 12 of the Underwriting Agreement and the address of the Representative referred to in such Section 12 are set forth in Schedule II hereto, and each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to the Designated Representative. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I hereto and, (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the purchase price to the Underwriters set forth in Schedule II hereto, that portion of the number of Optional Shares as to which such election shall have been exercised.

     The Company hereby grants to each of the Underwriters the right to purchase at their election up to the number of Optional Shares set forth opposite the name of such Underwriter in Schedule I hereto on the terms referred to in the paragraph above for the sole purpose of covering over-allotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised by written notice from the Representative to the Company within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Representative, but in no event earlier than the First Time of Delivery or, unless the Representative and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice of election.

     If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representative as to the authority of the signers thereof.

Very truly yours, Newfield Exploration Company
By:	/s/ Brian Rickmers
Brian Rickmers
Controller

Accepted as of the date hereof:

Morgan Stanley & Co. Incorporated

By:	/s/ David Schwarzbach
David Schwarzbach
Executive Director

On behalf of each of the Underwriters

SCHEDULE I

		Maximum Number
		of Optional
	Number of	Shares Which
	Firm Shares	May be
Underwriter	to be Purchased	Purchased
Morgan Stanley & Co. Incorporated	2,350,010	352,500
Goldman, Sachs & Co.	783,330	117,500
J.P. Morgan Securities Inc.	783,330	117,500
UBS Securities LLC	783,330	117,500

Total	4,700,000	705,000

SCHEDULE II

Title of Designated Shares:

Common Stock, par value $.01 per share.

Number of Designated Shares:

Number of Firm Shares: 4,700,000

Maximum Number of Optional Shares: 705,000

Each share includes one Right to Purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement dated as of February 12, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C.

Offering Terms:

The Designated Shares may be offered by the Underwriters from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale, when, as and if delivered to and accepted by the Underwriters.

Initial Offering Price to Public:

$52.85 per Share.

Purchase Price by Underwriters:

$51.2645 per Share.

Commission Payable to Underwriters:

$1.58550 per Share in Federal (same-day) funds.

Form of Designated Shares:

Definitive form, to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery at the office of The Depository Trust Company or its designated custodian.

Specified Funds for Payment of Purchase Price:

Federal (same-day) funds

Blackout Provisions:

The Company’s directors and officers will agree that (and delivery of written agreements to such effect shall be a condition to the obligations of the Underwriters) for a period of 75 days from the date of the Prospectus Supplement, such holders will not, without the prior written consent of Morgan Stanley & Co. Incorporated offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities that are convertible into or exercisable or exchangeable for Common Stock, and the Company will not, for a period of 75 days from the date of the Prospectus Supplement, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities that are convertible into or exercisable or exchangeable for Common Stock, in each case in each case except for (i) the sale of the Designated Shares to the Underwriters, (ii) the sale by certain directors and executive officers of the Company of an aggregate of up to 50,000 shares of Common Stock, (iii) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the sale of the Designated Shares to the Underwriters, (iv) grants of options or shares of Common Stock pursuant to existing stock plans, (v) issuances pursuant to the exercise of warrants, stock options and convertible securities outstanding on the date hereof and (vi) agreements to issue, or issuances of, securities of the Company in connection with bona fide acquisitions wherein the holders are effectively subject to such restrictions with respect to the securities acquired or to be acquired in such acquisitions.

Time of Delivery:

10:00 a.m. (New York City time), on August 18, 2004

Closing Location:

Offices of Baker Botts L.L.P., Houston, Texas

Name and Address of Representative:

Designated Representative: Morgan Stanley & Co. Incorporated

Address for Notices, etc.:

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036